EXHIBIT 4.3(b)


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                                                CINEMARK USA, INC.

                                                        and

                                               THE BANK OF NEW YORK,
                                                    successor to
                                        NATIONSBANK OF TEXAS, N.A., Trustee

                                               --------------------

                                           First Supplemental Indenture

                                            Dated as of August 9, 1996

                                                        to

                                                     Indenture

                                             Dated as of June 10, 1992
                                               --------------------

                                                   $125,000,000


                                         12% Senior Notes due June 1, 2002








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                                           FIRST SUPPLEMENTAL INDENTURE

         THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of August 9, 1996, is between Cinemark USA, Inc., a Texas corporation (the "Company"), and The Bank of New York, successor to NationsBank of Texas, N.A., as trustee (the "Trustee"). All capitalized terms contained but not defined herein shall have the respective meanings assigned to them in the Indenture (as defined below), as such Indenture is amended by this Supplemental Indenture.

                                                     RECITALS

     A. The Company and the Trustee executed an indenture, dated as of June 10, 1992 (the "Indenture"), relating to the Company's $125 million principal amount 12% Senior Notes due June 1, 2002 (the "Securities").

     B. Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority of the aggregate principal amount of the Securities at the time outstanding.

     C. The Company desires to amend certain provisions of the Indenture, as set forth in Article One hereof.

     D. The Company has received and accepted written consents of Holders to the amendments set forth in this Supplemental Indenture (the "Consents"), which Consents have not been subsequently revoked, from the Holders of at least a majority of the aggregate principal amount of the Securities outstanding.

     E. All conditions precedent provided for in the Indenture relating to this Supplemental Indenture have been complied with.

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Securities as follows:

                                                    ARTICLE ONE

                                              Amendment of Indenture

         Section 1.01 Waiver of Indenture Provisions. The application of the provisions of Sections 4.06 through and including 4.23 of the Indenture are hereby waived to the extent that such provisions might otherwise interfere with the ability of the Company to enter into agreements contemplated by, and to consummate, the repurchase offer and the consent solicitation for

                                                         1

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Securities  (the  "Repurchase  Offer"),  as set forth in the Company's  Offer to
Purchase and Consent Solicitation and the accompanying Consent and Letter of Transmittal, each dated July 15, 1996, and any amendments, modifications or supplements thereto (the "Offer to Purchase").

         Section 1.02 Amendment of Indenture Provisions. Effective upon the date of the Company's deposit with The Bank of New York, as depositary for the Repurchase Offer, of an amount of money sufficient to repurchase all Securities validly tendered and accepted pursuant to the Offer to Purchase:

                  (i) Section 1.01 of Article 1 of the Indenture is hereby amended by deleting the following definitions in their entirety:


                  "Acquired Indebtedness"
                  "Asset Disposition"
                  "Capitalized Lease Obligations"
                  "Change of Control"
                  "Consolidated EBITDA"
                  "Consolidated Interest Expense"
                  "Consolidated Net Income"
                  "Consolidated Net Worth"
                  "EBITDA Ratio"
                  "Independent Director"
                  "Interest Rate Protection Agreement"
                  "Investment"
                  "Net Proceeds"
                  "Offer"
                  "Offer Purchase Date"
                  "Permitted Investment"
                  "Purchase Money Obligation"
                  "Restricted Subsidiary"
                  "Subsidiary"
                  "Trade Payables"
                  "Unrestricted Subsidiary"
                  "Weighted Average Life"
                  "Wholly Owned Subsidiary"


                  (ii) Sections 4.06,  4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13,
         4.14,  4.15,  4.16,  4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, and 5.01
         are hereby amended by deleting all such sections and all references thereto in their entirety.

                  (iii) Section 4.03 of Article 4 of the Indenture is hereby amended and restated in

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         its entirety to read as follows:

                           "Section  4.03  Compliance   Certificates.   (a)  The
                           Company shall deliver to the Trustee within 60 calendar days after the end of each of the Company's fiscal quarters (90 calendar days after the end of the Company's last fiscal quarter of each year) an Officer's Certificate executed by Officers of the Company stating whether or not the signers know of any Default or Event of Default which occurred during such fiscal quarter. In the case of the Officer's Certificate delivered within 90 calendar days after the end of the Company's fiscal year, such certificate shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer of the Company stating (i) that a review of the activities of the Company has been made with a view to determining whether its obligations under the Indenture have been complied with and (ii) whether such officer has obtained knowledge of any Default under the Indenture during the 12-month period ended on the date of the financial statements. If they do know of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default, and its status including its duration. The first certificate to be delivered pursuant to this Section 4.03(a) shall be for the first fiscal quarter beginning after the execution of this Indenture.

                           (b) The Company shall deliver to the Trustee as soon as possible and in any event within 10 calendar days after the Company, as the case may be, becomes aware of the occurrence of each Default or Event of Default that is continuing, an Officer's Certificate setting forth the details of such Default or Event of Default, and the action that the Company proposes to take with respect thereto."

                  (iv) Section 6.01 of Article 6 of the Indenture is hereby amended and restated
         in its entirety to read as follows:

                           "Section 6.01  Events of Default.  (a)  An "Event of
 Default" occurs if one
                           of the following shall have occurred and be
 continuing:

                                            (i)  the  Company  defaults  in  the
                                            payment of (A) the  principal of (or
                                            premium,  if any, on) any Securities
                                            when  the  same   becomes   due  and
                                            payable at maturity, by acceleration
                                            or  otherwise,  (B) any Sinking Fund
                                            Payment on the required payment date
                                            thereof, or (C) the Redemption Price
                                            on any Redemption Date;

                                            (ii)  the Company defaults in the
 payment of interest on any

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                                            Security  when the same  becomes due
                                            and payable, which default continues
                                            for a period of 30 calendar days;

                                            (iii) the Company or any  Subsidiary
                                            of the Company  fails to comply with
                                            any of its  covenants or  agreements
                                            in the  Securities,  this  Indenture
                                            (other  than  those  referred  to in
                                            clauses  (i) and (ii)  above) or the
                                            Pledge  Agreement,  and such failure
                                            continues for 30 calendar days after
                                            receipt  by the  Company of a Notice
                                            of Default;

                                            (iv)  (A)  the  Securities,  or  any
                                            material provision of this Indenture
                                            or the Pledge  Agreement,  ceases to
                                            be valid or binding on the  Company,
                                            (B)  the  Pledge  Agreement  for any
                                            reason  after the  Initial  Issuance
                                            Date  ceases to create a valid  Lien
                                            on   any  of   the   Pledged   Stock
                                            purported  to be covered  thereby in
                                            which  the  Trustee  has a  security
                                            interest  for  the  benefit  of  the
                                            Trustee and the Holders, or any such
                                            Lien ceases to be a perfected  first
                                            priority Lien, or (C) the Company or
                                            any  of its  Subsidiaries  initiates
                                            any suit or  proceeding  challenging
                                            the     legality,     validity    or
                                            enforceability   of   any   of   the
                                            foregoing    or   the    attachment,
                                            perfection  or priority of any Liens
                                            granted   to  secure   payment   and
                                            performance of the Securities;

                                    (b) A Default  under clause (iii) of Section
                                    6.01(a) is not an Event of Default until the
                                    Trustee notifies the Company, or the Holders
                                    of  at  least  25%  in  aggregate  principal
                                    amount  of  the   Securities   at  the  time
                                    outstanding   notify  the  Company  and  the
                                    Trustee, of the Default and the Company does
                                    not  cure  such  Default   within  the  time
                                    specified in clause (iii) of Section 6.01(a) after receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

                                    (c)  Subject to the  provisions  of Sections
                                    7.01 and 7.02, the Trustee shall not be charged with knowledge of a Default or an Event of Default under this Indenture unless and until written notice thereof has been given to the Trustee by the Company."



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                                                    ARTICLE TWO

                                             Miscellaneous Provisions

         Section 2.1 Counterparts. This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         Section 2.2 Severability. In the event that any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 2.3 Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

         Section 2.4 Successors and Assigns. All the covenants, stipulations, promises and agreements in this Supplemental Indenture by or on behalf of the Company or the Trustee shall bind its respective successors and assigns, whether so expressed or not.

         Section 2.5 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED
WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF
CONFLICTS OF LAWS.

         Section 2.6 Effect of Supplemental Indenture. Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect, and the Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

         Section 2.7 Trustee. The Trustee accepts the modifications of trusts referenced in the Indenture and effected by this Supplemental Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.


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         IN  WITNESS  WHEREOF,  the  undersigned,  being duly  authorized,  have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.


Attest:                                                       CINEMARK USA, INC.





                                                              By:
Name:                                                         Name:
Title:                                                        Title:





Attest:                                            THE BANK OF NEW YORK,
                                                     successor to NationsBank of
                                                     Texas, N.A., as Trustee




                                                              By:
Name:                                                         Name:
Title:                                                        Title:
















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